UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 16, 2007

CHINA AUTOMOTIVE SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-33123	33-0885775
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

No. 1 Henglong Road, Yu Qiao Development Zone
Shashi District, Jing Zhou City
Hubei Province
People's Republic of China
(Address of principal executive offices (zip code))

(86) 716-832-9196
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a - 12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS, ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

On May 11, 2007, Mr. Guangxun Xu resigned from his position as a Director and a member of each of the Audit, Compensation and Nominating Committees of the Company because of his recent appointment as chief representative in China by The NASDAQ Stock Market, Inc.

On May 11, 2007, Dr. Haimian Cai was appointed as a member of the Audit Committee of the Company. Dr. Cai has been a Director since September 2003 and a member of the Company's Compensation Committee and Nominating Committee.

On May 11, 2007, Robert Tung was appointed as a member of the Compensation Committee of the Company. Mr. Tung has been a Director of the Company since September 2003 and a member of the Company's Audit and Nominating Committees.

On May 11, 2007, William E. Thomson was appointed as a member of the Nominating Committee of the Company. Mr. Thomson, CA, has been a Director of the Company since September 2003 and is a member of the Company's Audit and Compensation Committees.

As a result of Mr. Guangxun Xu's resignation, the Company is not in compliance with NASD Rule 4350(c)(1) because its board of directors no longer comprises of a majority of independent directors as defined by NASD Rule 4200(a)(15). Consequently, the Company is in the process of searching for a new candidate to serve on its board to satisfy the NASD Rules. The Company is relying on the cure period set forth in NASD Rules 4350(c)(1), which allow the Company to cure such non-compliance before its next annual shareholders meeting. The Company has notified Nasdaq of such circumstances are required by NASD 4350(c)(1).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA AUTOMOTIVE SYSTEMS, INC.

Date: May 16, 2007	By:	/s/ Hanlin Chen
Hanlin Chen
President and Chief Executive Officer